Exhibit 99.2
CONSENT OF DIRECTOR NOMINEE
Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name as a Director Nominee in the registration statement on Form S-11, and any amendments thereto, to be filed by Invesco Agency Securities Inc.

By:	/s/ John S. Day
John S. Day

December 19, 2008